SECURITIES AND EXCHANGE COMMISSION

WASHINGTON,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 15, 2003 (July 2, 2003)

(Date of Report (Date of Earliest Event Reported))

CORNERSTONE PROPANE PARTNERS, L.P

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	1-12499	77-0439862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

432 Westridge Drive, Watsonville, CA 95076
(Address of Principal Executive Offices, including Zip Code)

(831) 724-1921
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

Cornerstone Propane, L.P. (the “Partnership”) has entered into forbearance agreements dated July 2, 2003 (the “Forbearance Agreements”) with the holders of its 7.53% Senior Secured Notes due 2010, 7.33% Senior Secured Notes due 2013, 8.08% Senior Secured Notes due 2005, and 8.27% Senior Secured Notes due 2009 (collectively, the “Notes” and the holders thereof, the “Noteholders”) and Northwestern Corporation (“Northwestern”), as lender under the Partnership’s senior secured credit facility.  Pursuant to the Forbearance Agreements, the Noteholders and Northwestern have agreed to forbear from exercising their remedies against the Partnership arising from default by the Partnership of certain of its obligations to the Noteholders and Northwestern until the earlier to occur of October 31, 2003 or any additional default (such period, the “Forbearance Period”).  Northwestern has also extended the maturity of its loans under the senior secured credit facility until October 31, 2003.  As part of the Forbearance Agreement the Partnership has, among other things,  agreed to comply with certain additional covenants, consented to certain amendments to the note agreements with the Noteholders, provided for an interest rate increase to 11.27% per annum compounding monthly effective July 31, 2002 for all of the Notes and provided additional security for the benefit of the Noteholders and Northwestern.  In addition, the Partnership has agreed with the Noteholders that the make-whole amount on the Notes would be determined as of February 28, 2003 ($66,403,520) and is due and payable.  The make-whole amount shall accrue interest from the effective date of the Forbearance Agreements at 11.27% per annum compounding monthly.  The Noteholders have agreed to forbear from demanding the make-whole amount or the interest thereon during the Forbearance Period.  The Partnership also made a $20 million payment to the Noteholders and Northwestern in partial satisfaction of it’s accrued and unpaid interest obligations to the Noteholders and Northwestern.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CornerStone Propane Partners, L.P.

/s/ Curtis G. Solsvig III
Date: July 15, 2003	Name: Curtis G. Solsvig III
Its: Chief Executive Officer